Exhibit 10.3

EMPLOYMENT AGREEMENT

BETWEEN

PETER RIEHL

AND

STELLAR INTERNATIONAL INC.

MADE AS OF SEPTEMBER 1, 2000

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of September 1, 2000.

B E T W E E N:

STELLAR INTERNATIONAL INC.,

(the "Corporation")

OF THE FIRST PART,

- and -

PETER RIEHL

(the "Executive")

OF THE SECOND PART.

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1

Board

"Board" means the board of directors of the Corporation.

1.2

Confidential Information

"Confidential Information" means all confidential information of the Corporation, including trade secrets, customer lists and other confidential information concerning the business and affairs of the Corporation.

1.3

Contract Year

"Contract Year" means the period beginning September 1 in one year and ending August 31 in the next year.

1.4

Notice of Termination

"Notice of Termination" means the date of termination of the Executive's employment the Corporation;

1.5

Severance Period

"Severance Period" means the period of 2 years from the Date of Termination.

1.6

Subsidiary

"Subsidiary" has the meaning ascribed to it in the Business Corporations Act (Ontario).

ARTICLE 2- EMPLOYMENT

2.1

Employment

Subject to the terms and conditions of this Agreement, the Corporation will employ the Executive in the office of President and Chief Executive Officer.  The Executive will perform such powers related to such office as set forth in the by-laws of the Corporation and as prescribed or specified by the Board or a person designated by the Board, subject always to the control and direction of the Board.

2.2

Director

During the Executive's employment with the Corporation, the Executive agrees to serve as director of the Corporation.

2.3

Place of Employment

The Executive will perform work and services for the Corporation in London, Ontario.  The Executive acknowledges that the performance of his duties and functions may necessitate frequent travel to other places.

ARTICLE 3 – REMUNERATION AND BENEFITS

3.1

Base Salary

The Corporation will pay the Executive an annual base salary of $100,000.00 Cdn. plus an annual bonus, at the discretion of the Board of Directors, in the form of cash and/or stock options, based upon the achievement of certain performance goals established by the Board or a committee appointed by the Board.

3.2

Benefits

The Executive will be entitled to participate in all health, disability, death, pension and other employee benefit plans and programs of the Corporation in effect from time to time in accordance with their terms.

3.3

Vacation

The Executive will be entitled to four weeks paid vacation each Calendar Year.  Such vacation entitlement will be pro-rated for any part of a Contract Year.  The Executive will take his vacation at a time or times reasonable for each of the Corporation and the Executive in the circumstances.

3.4

Expenses

The Corporation will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by him in the course of the Executive’s employment with the Corporation.  The Executive will provide the Corporation with appropriate statements and receipts verifying such expenses.

3.5

Stock Option Plans

The Executive shall be entitled to participate in the Corporation’s stock option plan.

3.6

Legal Expenses

The Corporation will reimburse the Executive on demand for all reasonable out-of-pocket expenses incurred by him for independent legal advise and services in connection with the negotiation, execution, interpretation and enforcement of this Agreement and the employment arrangements contemplated by this Agreement.

ARTICLE 4 – EXECUTIVE’S COVENANTS

4.1

Full Time Service

The Executive will devote all of his full time, attention and effort to the business and affairs of the Corporation and will well and faithfully serve the Corporation and will use his best efforts to promote the interests of the Corporation.

4.2

Duties and Responsibilities

The Executive will duly an diligently perform all the duties assigned to him while the employ of the Corporation, and will truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Executive may from time to time receive for, from or on account of the Corporation.

4.3

Rules and Regulations

The Executive will be bound by and will faithfully observe and abide by all the rules and regulations of the Corporation from time to time in force which are brought to this notice or of which he should reasonably be aware.

4.4

Confidential Information

(a)

The Executive acknowledges that, by reason of his employment with the Corporation, he will have access to Confidential Information.  The Executive agrees that, during and after his employment with the Corporation, he will not disclose to any person, except in the proper course of his employment with the Corporation, or use for his own purposes or for any purposes other than those of the Corporation, any Confidential Information required by him.

(b)

Any breach of Section 4.4(a) by the Executive will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm.  The Executive therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Executive of Section 4.4(a). In addition, the Corporation will be relieved of any further obligation to make any payments to the Executive or provide him with any benefits as outlined in Section 5.4, except those Sections 5.4(a)(i) and (ii), in the event of a breach by the Executive of Section 4.4(a).

ARTICLE 5 – TERM AND TERMINATION

5.1

Term1

The Executive’s employment with the Corporation will be for a 2 year term commencing September 1, 2000 and ending on August 31, 2002, which term subject to earlier termination as outlined below, shall be automatically extended for successive 1 year terms.

5.2

Termination by the Corporation

The Corporation may terminate the Executive’s employment at least 3 months prior to the expiration of the initial 2 year term or any renewal term with the Corporation at any time by giving written Notice of Termination to the Executive.

5.3

Termination by the Executive

The Executive may terminate his employment with the Corporation at least 3 months prior to the expiration of the initial term or any renewal term at any time by giving a Notice of Termination to the Corporation.

5.4

Payments on Termination Without Cause

(a)

If the Executive’s employment with the Corporation is terminated by the Corporation for any reason other than cause, and subject to and conditional upon the Executive complying with the provisions of Article 6, the Corporation will:

(i)

pay to the Executive an amount equal to the salary earned by him up the Date of Termination and any outstanding vacation pay calculated as of such Date;

(ii)

reimburse the Executive in accordance with Section 3.4 for any expenses incurred by him up to and including the Date of Termination;

(iii)

pay to the Executive within 30 days of the date of Termination a lump sum equivalent to the salary that would have been payable to him had his employment with the Corporation continued for the Severance Period and such payments will be deemed to include all termination pay and severance pay owing to the Executive pursuant to the Employment Standards Act (Ontario) in respect of the termination of his employment;

(iv)

maintain the Executive’s benefits referred to in Section 3.2 for the Severance Period or, if that is not possible or if so requested by the Executive, pay to the Executive an amount equal to the cost of such benefits to the Corporation; and

(v)

Any and all stock options which are unvested at the time of termination of the Executive shall immediately and automatically vest.

(b)

The above payments on termination without cause are payable and paid to the Executive without any obligation on the part of the Executive to mitigate his damages flowing from the termination of his employment.

5.5

Payments on Termination by Corporation for Cause

(a)

If the Executive’s employment with the Corporation is terminated by the Corporation for cause, which cause is defined as cause at common law, or if such employment is terminated by the Executive pursuant to Section 5.3 for cause, the Corporation will:

(i)

pay to the Executive an amount equal to the salary earned by him up to the Date of Termination and any outstanding vacation pay calculated as of such date;

(ii)

Reimburse the Executive in accordance with Section 3.4 for any expenses incurred by him up to and including the Date of Termination;

(iii)

pay to the Executive any amounts owing to him under the Stock Option Plans in accordance with the terms of such Plans and based on service up to the Date of Termination but not after the Date of Termination.

5.6

Return of Property

Subject to Section 5.4(a), upon termination of his employment with the Corporation, the Executive will deliver or cause to be delivered to the Corporation promptly all books, documents, money, securities or other property of the Corporation that are in the possession, charge, control or custody of the Executive.

 5.7

No Termination Claims

Upon any termination of the Executive’s employment by the Corporation in compliance with this Agreement, subject always to the Executive’s being free to object that his employment was not terminated for cause, or upon any termination of the Executive’s  employment by the Executive, the Executive will have no action, cause of action, claim or   demand against the Corporation, any related or associated corporations or any other person as a consequence of such termination, and the Executive will be required to sign an appropriate  Release releasing the Corporation, its subsidiaries and their respective directors, officers, shareholders, employees and agents form any and all such actions, causes of action, claims and demands.

5.8

Resignation as Director and Officer

Upon any termination of the Executive’s employment under this Agreement, the Executive will sign forms of resignation indicating his resignation as a director and officer of the Corporation, if applicable.

5.9

Provisions which Operate Following Termination

Notwithstanding any termination of the Executive’s employment under this Agreement for any reason  whatsoever and with or without cause, the provisions of Sections 4.4, 5.4, 5.5, 5.6, 5.7, 5.8, 6.1, 6.2 and 6.3 of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

ARTICLE 6 - NON-COMPETITION AND NON-SOLICITATION

6.1

Non-Competition

(a)

The Executive will not, without the prior written consent of the Corporation, at any time for a period of 2 years following the termination of the Executive’s employment under this Agreement for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 10% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part of his name to be used or employed by any person engaged in or concerned with or interested in within Canada; in any business of which would compete with the Corporation.

(b)

The Executive confirms that all restrictions in Section 6.1(a) are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions by the Corporation.

6.2

Non-Solicitation

(a)

The Executive will not, without the prior consent of the Corporation, during the term of his employment or at any time for a period of two years following the termination of the Executive’s employment under the Agreement for whatever reason and with or without cause, either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 10% of the outstanding shares so listed) or in any other manner whatsoever on his own behalf or on behalf of anyone competing or endeavoring to compete with the Corporation, directly or indirectly solicit, or gain the custom of, interfere with or endeavor to entice away from the Corporation any person that:

(i)

is a client/customer of the corporation at the Date of Termination for whatever reason of this Agreement and with whom the Executive dealt during the Executive’s employment;

(ii)

was a client/customer of the Corporation at any time during the last two years of the Executive’s employment at the Corporation and with whom the Executive dealt during the Executive’s employment; or

(iii)

has been pursued as a prospective client/customer by or on behalf of the Corporation at any time within one year prior to the Date of Termination of this Agreement for whatever reason and in respect of whom the Corporation has not determined to cease all such pursuit; nor will the Executive interfere with or entice away any person who is an employee of the Corporation at the Date of Termination for whatever reason.

(b)

The Executive confirms that all restrictions in Section 6.2(a) are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions in Section 6.2(a) by the Corporation.

(c)

Sections 6.2(a)(i), (ii) and (iii) are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as determined and all other such covenants will continue in full force and effect.

6.3

Breach

Any breach of the provisions of Sections 6.1(a) or 6.2(a) by the Executive will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm.  The Executive therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach or threatened breach by the Executive of any of the provisions of Sections 6.1(a) or 6.2(a). In addition, the Corporation will be relieved of any further obligations to make any payments to the Executive or provide him with any benefits as outlined in Section 5.4, except those in Sections 5.4(a)(i) and (ii), in the event of a breach by the Executive of any of the provisions of Sections 6.1(a) or 6.2(a).

ARTICLE 7 – ARBITRATION

7.1

Submission to Arbitration

The Executive and the Corporation agree that any dispute or controversy in connection with this Agreement, including its interpretation, will be conclusively settled by submission to arbitration (the "Arbitration") in accordance with the rules of arbitration of the Arbitration Act (Ontario) as amended from time to time.  The Arbitration will be conducted in the City of Toronto before a single arbitrator mutually agreeable to the parties (the "Arbitrator").  The initial costs of the Arbitrator will be born equally by the parties.  The Arbitrator shall have the power to award costs in his or her discretion in making his or her award or decision.  Nothing in this clause prohibits the Corporation from seeking injunctive relief against the Executive as referenced in Articles 6.1 and 6.2 of this Agreement.

ARTICLE 8 – GENERAL

8.1

Notices

Any demand, notice or other communication ("Communication") to be given in connection with this Agreement will be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Corporation:

Stellar International Inc. – Toronto Office

235 Yorkland Blvd., Suite 300-16

North York, Ontario  M2J 4Y8

Attention:  Samuel Hahn

To the Executive:

Stellar International Inc.

204 Oxford Street West

London, Ontario  N6H 1S4

Attention:  Peter Riehl

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other.  Any Communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the Communication and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit of the Communication in the mail and, if given by electronic communication, on the day of transmittal of the Communication if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.  If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication may not be mailed but must be given by personal delivery or by electronic communication.

8.2

Time of Essence

Time will be of the essence of this Agreement.

8.3        Deductions

The Corporation will deduct all statutory deductions from any amounts to be paid to the Executive under this Agreement.

8.4

Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement.  The terms "this Agreement", "hereof", and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

8.5

Number

In this Agreement words importing the singular number only will include the plural and vice versa and words importing the masculine gender will include the feminine and neuter genders and vice versa and words importing persons will include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

8.6

Benefits of Agreement

This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and permitted assigns of the Corporation respectively.

8.7

Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement.  There are no representations, warranties, forms, conditions, undertakings or   collateral agreements, express implied or statutory between the parties other than as expressly set forth in this Agreement.

8.8

Pre-Contractual Representations

The Executive hereby waives any right to assert a claim based on any per-contractual representations, negligent or otherwise, made by the Corporation.

8.9

Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties to this Agreement.  No waiver of any breach of any provision of this Agreement will be effective or binding unless otherwise made in writing and signed by the party purporting to give the same and, unless provided in the written waiver, will be limited to the specific breach waived.

8.10

Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provisions or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in force and effect.

8.11

Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in Ontario.

8.12

Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement.  The Corporation and the Executive each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing in this Agreement contained will prevent the Corporation from proceeding at its election against the Executive in the courts of any other province or country.

8.13

Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Stellar International Inc. By: /s/Samuel Hahn Name: Samuel Hahn Title:
By: /s/ Peter Riehl Name: Peter Riehl Title President

WITNESS:

/s/Steven H. Goldman Signature Steven H. Goldman Name (Please print)	/s/Peter Riehl Peter Riehl Peter Riehl Name (Please print)

SCHEDULE A

MONTHLY SUPPLEMENTARY PENSION BENEFIT